Exhibit 10.14

                         DEFERRED COMPENSATION AGREEMENT


EFFECTIVE DATE:            October 30, 1996


PARTIES:                   Kinnard Investments, Inc.  ("KII")


                           Stephen H. Fischer  ("Executive")

RECITALS:

                  A.       KII is a Minnesota corporation.

                  B. Executive has rendered valuable services to KII as President and Chief Executive Officer of PrimeVest Financial Services, Inc., its wholly-owned subsidiary, and as Treasurer of KII.

                  C. KII has unilaterally decided to provide certain deferred compensation benefits to Executive.

                  D. This agreement constitutes an unfunded deferred compensation arrangement for a select management or highly compensated employee within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 and 29 C.F.R. ss. 2520.104.23(b)(2).

AGREEMENTS:

                  1. Deferred Compensation Account. KII shall immediately credit $100,000 to a deferred compensation account for Executive.

                  2. Ownership Rights in Account. The amount credited to Executive's account and any assets purchased with amounts so credited to Executive's account, if any, shall be the sole property of KII, and Executive shall have no ownership rights of any kind with respect thereto or any interest therein. The amounts credited to Executive's account under this Agreement shall at all times be entirely unfunded and no action shall be taken at any time which would have the effect of segregating assets of KII for payment of any benefit hereunder. Neither Executive nor any other person shall have any interest in any particular assets of KII by reason of the right to receive a benefit hereunder, and Executive or any such other person shall have only the rights of a general unsecured creditor of KII with respect to any rights hereunder.

                  3. Valuation of Account. The value of Executive's account at any time shall be the amount credited to the account, adjusted for interest at a rate equal to the prime interest rate, as reported by First Bank, N.A. on the first business day following January 1 of each year, plus one (1) percentage point compounded quarterly, until all amounts credited to such account have been distributed as provided in Section 5 below.

                  4. Vesting. Amounts credited to Executive's account under this Agreement shall be fully vested at all times.

                  5. Distributions. The vested portion of the amounts credited to Executive's account shall be paid to Executive in cash, in a single lump-sum payment, on the earlier of (i) January 4, 1999, or (ii) within sixty
(60) days following a "change of control" event. In the event of Executive's death, such amount shall be paid as soon as administratively practicable to Executive's beneficiary as determined pursuant to Section 6.

                  6. Beneficiary. Executive shall designate a beneficiary to whom payments will be made in the event of Executive's death and shall have the right to revoke or change his beneficiary designation at any time without the consent of the beneficiary. To be effective, such designation, alteration or revocation shall be in writing, in a form approved by KII, and shall be filed with and accepted by KII. The most recently dated beneficiary designation form which is validly filed with KII by Executive shall revoke all previously dated beneficiary designation forms filed by Executive. If Executive fails to designate a beneficiary or if no beneficiary designated by Executive survives him, any amounts remaining shall be paid to Executive's estate.

                  7. Change of Control. For purposes of this Agreement, "change of control" shall mean:

                  (a) A merger or consolidation to which KII is a party if the individuals and entities who were shareholders of KII immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

                  (b) The direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of KII representing, in the aggregate, twenty percent (20%) or more of the total combined voting power of all classes of KII's then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert;

                  (c) The sale of substantially all of the properties and assets of KII to any person or entity which is not a wholly-owned subsidiary of KII;

                  (d) The shareholders of KII approve any plan or proposal for the liquidation of KII; or

                  (e) A change in the composition of the Board at any time during any consecutive twenty-four (24) month period such that the "Continuity Directors" cease for any reason to constitute at least a sixty percent (60%) majority of the Board. For purposes of this event, a "Continuity Director" means a member of the Board who either:

                           (1)      was a director as of the date of this
                                    Agreement; or

                           (2) is a director whose election to or nomination for election to the Board was approved by at least a two-thirds (2/3) majority of the Continuity Directors in office at the time such director was first elected to the Board.

                  8. Nontransferability. Neither Executive nor any beneficiary designated by Executive to receive his benefit hereunder shall have any right to assign, encumber or otherwise anticipate the right to receive payment hereunder, and the benefits under this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of Executive or any beneficiary hereunder.

                  9. Payment in Case of Incompetence. If, in the judgment of the Board of Directors of KII, based upon facts and information readily available to it, any person entitled to receive a payment hereunder is incapable for any reason of personally receiving and giving a valid receipt of the payment of a benefit, the Board may cause such payment or any part thereof to be made to the duly appointed guardian or to the legal representative of such person or to any person or institution contributing to or providing for the care and maintenance of such person, provided that no prior claim for said payment has been made by a duly appointed guardian or legal representative of such person. The Board shall not be required to see to the proper application of any such payment made in accordance with the provisions hereof and any such payment shall constitute a payment for the account of such person and a full discharge of any liability or obligation of KII.

                  10. Liability of KII. KII shall have no liability in connection with this Agreement except to pay out any vested amounts credited to Executive's account in accordance with the terms of this Agreement. KII has not made any statements to Executive with respect to the tax implications of any transactions contemplated by this Agreement and Executive has been advised by his counsel with respect to the tax effect of this Agreement.

                  11. Withholding. To permit KII to comply with all applicable federal or state tax laws or regulations, KII may take such action as it deems appropriate to ensure that all applicable federal or state payroll, income or other taxes are withheld from any amounts payable by KII to Executive pursuant to this Agreement. If KII is unable to withhold such federal and state taxes, for whatever reason, Executive hereby agrees to make the necessary arrangements for the payment of such taxes, which may include paying to KII an amount equal to the amount KII would otherwise be required to withhold under federal or state law, or presenting to KII reasonably satisfactory evidence that Executive has in fact paid the required federal and state income taxes occasioned by the distribution of the deferred compensation benefits to Executive.

                  12. Right to Terminate Employment. Neither this Agreement nor any action taken hereunder shall be construed as giving Executive any right to be retained in the employment of KII or any of its subsidiaries, or interfere with the right of KII or any of its subsidiaries to discharge Executive at any time.

                  13. Notices. Any notice to be delivered under this agreement shall be given in writing and delivered, personally or by first-class mail, postage prepaid, to KII, Executive or any other person at his or its last known address.

                  14. Headings. Headings or titles at the beginning of sections and paragraphs are for convenience of reference, shall not be considered a part of this agreement, and shall not influence its construction.

                  15. Amendment or Termination. This Agreement may be amended or terminated only by written agreement signed by KII and Executive.

                  16. Binding Effect. This Agreement shall be binding upon the parties hereto and their heirs, executors and assigns. KII agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations under this Agreement shall be expressly assumed by its successor or successors.

                  17. Compliance with Applicable Laws. The parties intend that the Agreement comply with the applicable provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, with the applicable provisions of ERISA, as amended, and the regulations thereunder, and with any provisions of the Securities Exchange Act of 1934, as amended, that may be applicable. If, at a later date, these provisions are construed in such a way as to make the Agreement null and void, the Agreement shall be given effect in a manner that shall best carry out the parties' purposes and intentions.

                  18. Governing Law. The provisions of this agreement shall be construed and enforced according to the laws of the State of Minnesota, to the extent that such laws are not preempted by any applicable federal law.

                  19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


                  IN WITNESS WHEREOF, KII and Executive have executed this Agreement in the manner appropriate to each on the day and year first above written.


                                            KINNARD INVESTMENTS, INC.


                                            By /s/  Hilding C. Nelson
                                               Its  Chairman

                                            Dated: October 30, 1996





                                                 /s/    Stephen H. Fischer
                                                 STEPHEN H. FISCHER

                                            Dated: October 31, 1996